                                                                   Exhibit 11.1

                     GOVERNMENT TECHNOLOGY SERVICES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share amounts)


                                                          Three Months Ended
                                                               March 31,
                                                          -------------------
                                                            1997       1996
                                                          --------   --------

Net loss. . . . . . . . . . . . . . . . . . . . . . . . . $  (3,404) $ (1,818)
                                                          ========   ========

Weighted average shares of common stock outstanding . . .     6,725     6,675

Weighted average effect of common share equivalents . . .         -         -
                                                           --------  --------

Weighted average shares outstanding . . . . . . . . . . .     6,725     6,675
                                                           ========  ========

Net loss per common share and common share equivalent . . $   (0.51)    (0.27)
                                                           ========  ========
